AURIGA LABORATORIES, INC.
10635 SANTA MONICA BLVD. #120
LOS ANGELES, CA 90025

September 19, 2007

[Vendor name & address]

Dear Sir/Ma’am:

This letter indicates the agreement of Auriga Laboratories, Inc. to resolve any and all outstanding invoices or other moneys in full and final payment of moneys owed by Auriga to your company in exchange for the following

Auriga shall pay the equivalent of the moneys owed your company of $__________ in common stock of the company. The number of shares to be issued is calculated by taking the closing price per share on the date Auriga’s board approves the grant (which is anticipated to be September 26th) and dividing by the amount owed. These shares will be issued to you and registered on a registration statement allowing you to sell them. The proceeds from these sales will be used to pay down your balance.

If for some reason, the proceeds from your sales do not cover the amount owed to you, Auriga shall cover any additional balance owed by either paying in cash or issuing additional stock, depending upon the circumstances. It is anticipated that you would be able to determine this within 90 days.

Very Truly Yours,

Frank Greico
Chief Financial Officer
AGREED & ACCEPTED BY:

Print Name:

Title: